EXHIBIT 4.2

Xenogen - PFG Warrant

WARRANT

THIS WARRANT (THE “WARRANT”) IS ISSUED PURSUANT TO THE TERMS OF THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT (THE “AGREEMENT”) BETWEEN XENOGEN CORPORATION (THE “COMPANY”) AND THE INITIAL WARRANT HOLDER. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY. THIS SECURITY WAS SOLD IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Company:	Xenogen Corporation, a Delaware corporation (XGEN:
NASDAQ)
Number of Shares:	180,000, subject to Section 1.5
Class of Shares:	Common, par value $0.001 per share
Exercise Price:	$3.60
Issue Date:	August 2, 2005
Expiration Date:	August 1, 2012, subject to Section 1.5

The term “Holder” shall initially refer to Partners for Growth, L.P., a Delaware limited partnership, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.

The Holder is subject to certain restrictions as set forth in the Agreement.

The Company does hereby certify and agree that the Holder, or its permitted successors and assigns, hereby is entitled to purchase from Xenogen Corporation (the “Company”) One Hundred Eighty Thousand (180,000) duly authorized, validly issued, fully paid and non-assessable shares of its Common Stock, par value $0.001 each, upon the terms and subject to the provisions of this Warrant. The number of shares subject to issuance under this Warrant may be reduced from time to time in accordance with Section 1.5 hereof. The shares of Common Stock issuable upon exercise of this Warrant are referred to herein as the “Warrant Stock,” and the Warrant and the Warrant Stock are sometimes together referred to as the “Securities.”

Section 1. Term, Price and Exercise of Warrant.

1.1 Term of Warrant. This Warrant shall be exercisable for a period of seven (7) years after the date hereof (hereinafter referred to as the “Expiration Date”).

1.2 Exercise Price. The price per share at which the Warrant Stock is issuable upon exercise of this Warrant shall be $3.60, subject to adjustment from time to time as set forth herein (the “Exercise Price”).

1.3 Exercise of Warrant.

(a) This Warrant may be exercised or converted, in whole or in part, upon surrender to the Company at its then principal offices in the United States of this Warrant to be exercised, together with the form of election to exercise attached hereto as Exhibit A duly completed and executed, and upon payment to the Company of the Exercise Price for the number of shares of Warrant Stock in respect of which this Warrant is then being exercised.

(b) Payment of the aggregate Exercise Price may be made (i) in cash or by cashier’s or bank check or (ii) by converting this Warrant through a Cashless Exercise (as defined herein). Upon a “Cashless Exercise” the Holder shall receive Warrant Stock on a net basis such that, without the payment of any funds, the Holder shall surrender this Warrant in exchange for the number of shares of Warrant Stock equal to “X” (as defined below), computed using the following formula:

X =	Y * (A-B)
A

Where

X	=	the number of shares of Warrant Stock to be issued to Holder.
Y	=	the number of shares of Warrant Stock to be exercised under this Warrant
A	=	the Fair Market Value of one share of Common Stock.
B	=	the Exercise Price (as adjusted to the date of such calculations)
*	=	multiplied by.

(c) For purposes of this Warrant, the “Fair Market Value” of one share of Warrant Stock shall be (i) if the Company’s common stock (the “Common Stock”) is on a national stock exchange or the Nasdaq National Market on a date of determination, the average closing sale price reported on such exchange or market for the 5 consecutive trading days ending on the trading day immediately prior to the day the Company receives Holder’s Election of Exercise, or (ii) if the Common Stock is traded over-the-counter, the average closing bid price for the Common Stock for the 5 trading days ending on the trading day immediately prior to the day the Company receives Holder’s Election of Exercise. If the Common Stock is not traded as contemplated in clauses (i) or (ii), above, the Fair Market Value of the Company’s Warrant Stock shall be the price per share which the Company could obtain from a willing buyer for shares of Warrant Stock sold by the Company from its authorized but unissued shares, as the Board of Directors of the Company shall determine in its reasonable good faith judgment. In the event that Holder elects to convert the Warrant Stock through Cashless Exercise in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect a Cashless Exercise directly into such other security. Notwithstanding the right of the Holder to effect a Cashless Exercise, the Company may require Holder to exercise this Warrant for cash if the resale of the Warrant Stock is registered, such Warrant Stock may be sold by Holder without restriction under SEC rules and regulations and applicable law (other than prospectus delivery and similar requirements) and such Warrant Stock is delivered within two trading days of Holder’s exercise.

(d) Subject to Section 2 hereof including Holder’s certification of its compliance with applicable securities laws, upon surrender of this Warrant, and the duly completed and executed form of election to exercise, and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise, the Company shall issue and deliver within three (3) trading days of such surrender and payment to the Holder or such other person as the Holder may designate in writing a certificate or certificates for the number of shares of Warrant Stock so purchased upon the exercise or conversion of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Stock as of the date of the surrender of this Warrant, and the duly completed and executed form of election to exercise, and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise. If this Warrant is exercised or converted in part, a new warrant of the same tenor and for the number of shares of Warrant Stock not exercised or converted shall be executed by the Company.

1.4 Fractional Interests. The Company shall not be required to issue fractions of shares of Warrant Stock upon the exercise of this Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the Fair Market Value.

1.5 Expiry of Warrant. Except to the extent it may expire with respect to certain shares of Warrant Stock as provided in this Section 1.5, this Warrant expires as to all shares of Warrant Stock on August 1, 2012. This Warrant is issued in connection with a loan made by Holder to the Company pursuant to a Loan and Security Agreement of even date herewith (the “Loan Agreement”). This Warrant will expire with respect to 90,000 shares of Warrant Stock subject to this Warrant (the “Contingent Warrant Stock”), as to 3,750 shares at midnight on the last day of each month during which there have been no borrowings outstanding under the Loan Agreement. A termination of the Loan Agreement by the Company other than during an Event of Default under the Loan Agreement, shall cause this Warrant to expire with respect to Contingent Warrant Stock in an amount determined by multiplying 3,750 by the Remaining Monthly Periods. The “Remaining Monthly Periods” shall mean the number of full monthly periods remaining through the Maturity Date set forth (and as defined) in the Loan Agreement plus the monthly period in which the termination of the Loan Agreement occurs if there have been no borrowings outstanding during such monthly period through the date of termination. For example only, if the Loan Agreement is terminated by the Company after one year

(other than as a result of an Event of Default under the Loan Agreement) and borrowings were outstanding during 6 of the 12 months of the term of the Loan Agreement, then the Warrant would have expired with respect to 3,750 shares of Contingent Warrant Stock at midnight on the last day of each of such 6 months during which borrowings were outstanding, and with respect to 45,000 shares of Contingent Warrant Stock upon termination of the Loan. As a further example, if the Company had no borrowings outstanding at any time during months 2, 3, 4, 5, 7 and 23 of the Loan Agreement, then at midnight on the last day of each of months 2, 3, 4, 5, 7 and 23, the Warrant would expire with respect to 3,750 shares of Contingent Warrant Stock, or an aggregate of 22,500 shares of Contingent Warrant Stock. Notwithstanding anything to the contrary set forth in this Warrant, this Warrant is not exercisable with respect to any Contingent Warrant Stock until the risk of forfeiture with respect thereto has lapsed.

1.6 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one share of Common Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Warrant Stock (or such other securities) issued upon such conversion to the Holder.

Section 2. Exchange and Transfer of Warrant.

(a) This Warrant may be transferred, in whole or in part, subject to (i) Holder’s compliance with the provisions of Section 6 hereof and (ii) the transferee holder of the new Warrant assumes in writing the obligations of the Holder set forth in the Agreement. A transfer may be registered with the Company by submission to it of this Warrant, together with the annexed Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed and compliance with Section 6 hereof, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new warrant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred.

(b) In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement and, if requested, bond reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to the Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.

(c) The Company shall pay all costs and expenses incurred in connection with the exercise, exchange, transfer or replacement of this Warrant, including, without limitation, the costs of preparation, execution and delivery of a new warrant and of share certificates representing all Warrant Stock (but excluding any costs of a required indemnity or bond).

Section 3. Certain Covenants.

(a) The Company shall at all times reserve for issuance and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, such number of shares of Common Stock as shall from time to time be sufficient therefor.

(b) The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through reorganization, consolidation, merger, amalgamation, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company (i) will not increase the par value of any Warrant Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares upon the exercise of this Warrant.

Section 4. Adjustments to Exercise Price and Number of Shares of Warrant Stock.

4.1 Adjustments. In order to prevent dilution of the rights granted hereunder, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 4. Upon each adjustment of the Exercise Price pursuant to this Section 4, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock of the Company obtainable by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the new Exercise Price resulting from such adjustment.

4.2 Subdivisions, Combinations and Share Dividends. If the Company shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend, bonus issue or otherwise with respect to any Common Stock, the Exercise Price in effect immediately prior to such subdivision or share dividend or bonus issue shall be proportionately reduced. Conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

4.3. Reorganization, Reclassification, Consolidation, Merger or Sale of Assets.

(a) In the event of any reorganization, reclassification, consolidation or merger of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination provided for under Section 4.2, or other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant, other than an Acquisition Transaction (as defined below)), as a condition to the completion of such transaction the Company shall procure the issue of a new warrant to Holder for, or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, the number and kind of securities or other property receivable upon such reclassification, reorganization, consolidation or merger by a holder of the number of shares of Common Stock then purchasable under this Warrant.

(b) Notwithstanding the provisions of Section 4.3(a), if the reorganization reclassification, consolidation or merger constitutes an arm’s length transaction with a person not an Affiliate of the Company, where upon consummation of the transaction the holders of voting securities of the Company before the transaction do not hold a majority interest of the outstanding voting securities of the entity surviving the transaction (an “Acquisition Transaction”), then, (i) if the consideration for such transaction is cash, the Warrant must be exercised prior to the closing of the transaction or the Warrant will terminate upon such closing, (ii) if the consideration for such transaction is securities of the acquiring company and the acquiring company will not assume the Warrant as provided in Section 4.3(a) after the exercise of the Company’s commercially reasonable efforts to cause such acquiring company to do so, then the Company will pay Holder the Formula Amount, which amount shall be paid upon consummation of such transaction and the Warrant shall terminate upon such payment, or (iii) if the consideration for such transaction is cash and securities in the acquiring company, then the Warrant will be subject to the treatment described in clauses (i) and (ii) above, as applicable, as and when such cash and securities are transferred to other Company stockholders. The Company shall give PFG the same notice of any such transaction as is required by law to be given to the holders of Common Stock of the Company. The “Formula Amount” shall be an amount equal to the value of this Warrant or portion thereof, as applicable, determined using the

Black-Scholes model of option valuation assuming that the Warrant had been assumed by the acquiring company and determining volatility on an implied basis using pricing information for trading of options in the stock of the acquiring company as of the date of determination or, if no such pricing information is available, determining volatility on an historical basis for the 12 month period prior to the date of determination.

(c) If the Warrant will be exercised in connection with an Acquisition Transaction pursuant to clauses (i) or (ii) of Section 4.3(b) and the number of shares for which this Warrant is exercisable has not yet been fully determined pursuant to the terms of Section 1.5, then, so long as the Loan Agreement is terminated upon such Acquisition, the Contingent Warrant Stock shall be exercisable in connection with such Acquisition Transaction with respect to a number of shares determined according to the following formula:

X = 90,000 – A + (3,750 * (24 – B))

Where:

X	=	The number of Contingent Warrant Shares that are exercisable
A	=	The number of Contingent Warrant Shares with respect to which the Warrant has already expired pursuant to Section 1.5
B	=	The number of full months elapsed since the date of this Warrant
*	=	Multiplied by

4.4. Notices of Record Date, Etc. In the event that the Company:

(1) declares any dividend upon its capital stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(2) offers for sale to all of its existing holders of Common Stock any shares of any class or series of the Company’s capital stock or securities exchangeable for or convertible into such capital stock, or

(3) effects or approves any reclassification, exchange, substitution or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), then, in connection with such event, the Company shall give to Holder:

(i) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above, or for determining rights to vote in respect of the matters referred to in (3) above; and

(ii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place.

Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with clause (ii) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of Holder; and

4.5. Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the aggregate Exercise Price for all shares subject to this Warrant.

4.6. Officers’ Statement as to Adjustments. Whenever the Exercise Price and/or number of shares of Warrant Stock subject to the Warrant is required to be adjusted as provided in Section 4, the Company shall forthwith file at each office designated for the exercise of this Warrant a statement, signed by the Chief Executive Officer, Chief Financial Officer or any Vice President of the Company, showing in reasonable detail the facts requiring such adjustment, the Exercise Price and number of issuable shares that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information requested in this Section 4.6 is available through the Company’s reports filed with the Securities and Exchange Commission. If the information described in this Section 4.6 is readily available through the Company’s reports filed with the Securities and Exchange Commission, the Company shall not be required to provide a separate notice of adjustment to the Holder; provided, however, if such information is not readily available through the Company’s reports filed with the Securities Exchange Commission and made public, the Company shall cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Warrant at its address appearing herein. If such notice relates to an adjustment resulting from an event referred to in Section 4.3, such notice shall be included as part of the notice required under the provisions of Section 4.3.

4.7 Price-Based Antidilution. In the event the Company, within one year of the close of the Loan Agreement, issues additional shares of Common Stock or options, warrants or securities convertible into Common Stock, at a price per share of

Common Stock less than the Exercise Price in effect immediately prior to such issuance, the Exercise Price shall be automatically reduced to such lower price; provided, however, that no adjustment shall be made with respect to the following: (i) issuances of Common Stock and securities convertible into or exercisable for Common Stock by the Company in accordance with past practice to its officers, directors, employees and consultants pursuant to duly-approved stock incentive plans, (ii) up to $7 million worth of Common Stock issued at not more than 15% (on an average basis) below the Exercise Price for the purpose of the Company completing acquisitions of other entities or assets, and (iii) shares of Common Stock issuable upon the exercise of warrants granted in connection with equipment financings in the ordinary course of business.

4.8 Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, the Holder thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4.

Section 5. Rights and Obligations of the Warrant Holder.

This Warrant shall not entitle the Holder to any rights of a holder of Common Stock in the Company, provided, however, Holder shall be entitled to “piggyback” registration rights and certain related rights and obligations set forth in Sections 2.6, 2.8, 2.9, 2.10, 2.11, 2.13 and 2.15 of the Company’s Amended and Restated Investors’ Rights Agreement of even date herewith (the “IRA”). By signing this Warrant, Holder acknowledges that it has received a copy of the IRA. For all purposes under the relevant sections of the IRA, the Holder will be deemed a “Holder” as that term is defined in the IRA and the Warrant Stock will be deemed Registrable Securities as that term is defined in the IRA.

Section 6. Restrictive Stock Legend; Transfer Restrictions.

This Warrant and the Warrant Stock have not been registered under any securities laws. Accordingly, this Warrant shall bear the legend on the first page hereof and any share certificates issued pursuant to the exercise of this Warrant shall (until receipt of an opinion of counsel in customary form that such legend is no longer necessary) bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OF DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT

RELATED THERETO OR AN OPINION OF COUNSEL IN CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

With respect to any offer, sale or other disposition of this Warrant or any shares of Warrant Stock acquired pursuant to the exercise of this Warrant, unless the Warrant or the shares of Warrant Stock may be resold pursuant to an effective registration statement, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of counsel, or other evidence, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under Securities Act of 1933, as amended (“the Act”) as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Warrant Stock and indicating whether or not under the Act, this Warrant or certificates for such shares of Warrant Stock to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable and in no event later than 3 business days, shall notify the Holder that the Holder may sell or otherwise dispose of this Warrant or such shares of Warrant Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6 that the opinion of counsel or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly with details thereof after such determination has been made. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

Section 7. Notices.

Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:

if to Holder, at

Partners for Growth, L.P.

180 Pacific Avenue

San Francisco, California 94111

Attention: Lorraine Nield

Fax: (415) 781-0510

Email: lorraine@pfgrowth.com

with a copy to

Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Fax: (415) 358-4780

Email: bg2@greenspan.org

or

if to the Company, at

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94502

Phone: (510) 291-6100 Fax: (510) 291-6134

Email: jason.brady@xenogen.com

with a copy to:

Andy Hirsch

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

Phone: 650-493-9300

Fax: 650-493-6811

ahirsch@wsgr.com

Each party hereto may from time to time change its address for notices under this Section 7 by giving at least 10 calendar days’ notice of such changes address to the other party hereto.

Section 8. Amendments and Waivers.

This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 9. Applicable Law; Severability.

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California. If any one or more of the provisions contained in this Warrant, or any application of any provision thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications of any provision thereof shall not in any way be affected or impaired thereby.

Section 10. Construction.

The terms of the Warrant Purchase Agreement to which this Warrant is attached as Exhibit 1 are incorporated by reference herein. Terms used but not defined herein have the meaning set forth in the Warrant Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

Signature Page Warrant

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.

COMPANY:

Xenogen Corporation

By:	/s/ William A. Albright
Name:	William A. Albright
Title:	Senior Vice President and Chief Financial Officer
ACKNOWLEDGED AND AGREED: HOLDER: Partners for Growth, L.P.

By:	/s/ Andrew W. Kahn
Andrew W. Kahn, Manager of
Partners for Growth, LLC,
Its General Partner

Exhibit A

To:	Xenogen Corporation

ELECTION TO EXERCISE

1. The undersigned hereby exercises its right to subscribe for and purchase                              fully paid, validly issued and nonassessable Shares covered by the attached Warrant and tenders payment herewith in the amount of $                     in accordance with the terms thereof.

1. The undersigned hereby elects to convert the attached Warrant into fully paid, validly issued and nonassessable Shares by Cashless Exercise in the manner specified in Section 1.3 of the attached Warrant. This conversion is exercised with respect to                      of shares.

[Strike the paragraph above that does not apply.]

, and requests that certificates for such shares be issued in the name of, and delivered to:

_____________________

_____________________

_____________________

Date:	[Holder]

By
Name:
Title:

Exhibit B

ASSIGNMENT FORM

To:     Xenogen Corporation

The undersigned hereby assigns and transfers this Warrant to

______________________________________________________________
(Insert assignee’s social security or tax identification number)

______________________________________________________________
(Print or type assignee’s name, address and postal code)

______________________________________________________________

______________________________________________________________

and irrevocably appoints to transfer this Warrant on the books of the Company.

Date:

Partners For Growth, L.P.

By
Name:	, Manager of Partners for Growth, LLC,
Its General Partner